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                                                                   EXHIBIT 10.35

                                                      February 10, 2003

David W. Nichols
7216 Stonetrail Drive
Dallas, Texas 75230

Dear Dave:

     This confirms our discussions as follows:

     Although your employment with Midway Games Inc. ("Midway") will continue to be "employment at will," in the event both (i) a Change of Control occurs within five (5) years after the date of this letter and (ii) within two (2) years after the Change of Control a Terminating Condition occurs, then you will be entitled to a severance amount equal to twenty-four (24) months' salary following termination of your employment with Midway. Any such severance amount would be based upon your base annual salary upon the date of termination and would be paid to you in normal payroll intervals. Midway's Board of Directors may, in its discretion, authorize additional severance.

     For purposes hereof, a Change of Control occurs when either (a) individuals who presently constitute Midway's Board of Directors, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors, cease for any reason to constitute at least a majority of such Board, or (b) for any reason an individual other than myself is installed as a Midway officer in a reporting position above you in Midway's corporate organization (excluding the installation of a Chief Operating Officer other than myself while I remain President and Chief Executive Officer).

     For purposes hereof, a Terminating Condition occurs when either (a) your employment is terminated by Midway without cause, (b) you give Midway a written resignation from your employment after, without your consent, the business facility at which you are required to perform your duties to Midway is relocated more than fifty (50) miles from the present business location at which you are performing your duties to Midway, or (c) you give Midway a written resignation from your employment after, without your consent, either you are placed in a position with Midway of lesser stature than your present position with Midway or are assigned duties with Midway inconsistent with such position or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such position on the date hereof or you are assigned by Midway performance requirements and working conditions which are at variance with the performance requirements and working conditions in effect on the date hereof, provided that such assigned duties, performance requirements and/or working conditions are not associated with your achieving a position of greater stature, authority and/or responsibility than your present position with Midway.

     The foregoing supersedes in their entirety any and all severance payment terms previously offered to you by Midway or its affiliates, whether accepted by you or otherwise.

                                          Sincerely,
                                          MIDWAY GAMES INC.
                                          /s/ Neil D. Nicastro
                                          Neil D. Nicastro
                                          President and Chief Executive Officer
AGREED AND ACCEPTED February 14, 2003:

/s/ David W. Nichols
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David W. Nichols